Exhibit 99.1

General Metals Raises $473,000 Via Private Placement

RENO, NV - (MARKET WIRE) – June 16, 2009 - General Metals Corporation (the "Company") (OTCBB: GNMT) (FRANKFURT: GMQ) raised $473,000 in cash, settlement of management salaries and services from a recent private placement of 24,300,000 restricted common shares. 7,400,000 shares were issued @ $0.025/share to settle $185,000 owed to management for 2008 through April 30, 2009, 2,350,000 shares were issued for services @ $0.025 and 14,550,000 shares were issued @ $0.016 for $231,000 in cash. The placement will be fully detailed in an 8-K filing to follow. The securities offered in the private placement to the investors were not registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

Use of proceeds will be used to retire Company debt obligations to Management, pay for essential services, pay outstanding payables incurred for drilling and permitting and to further advance permitting and metallurgical work in the ramp up for production.

In addition, a further $129,750 of cash has been committed but has not yet been received. Further details will be available as received.

This funding demonstrates the confidence of Management and our shareholders and their commitment to advance the Independence Project. The shares issued are deemed closely held, with finance proceeds coming from Management and existing long term shareholders.

"Every time we get the opportunity to share our enthusiasm and commitment to this project with others including those that have not heard of it before, we find new friends and supporters," said Dan Forbush, Company CFO. "It is very enjoyable to share our vision with others and see them catch it as well. This is a great property on which to build a company."

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the proceeds from the recent private placement will allow the Company to proceed with permitting or advance production timing may not occur.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2008 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Wayne Meyerson
Investor Relations
General Metals Corporation

615 Sierra Rose Dr. Suite 1

Reno, NV 89511
wayne@gnmtlive.com
775.583.4636 office
775.830.6429 cell